                                                         Exhibit 8.1


                                February 9, 2000

Boards of Directors
Peoples Community Bancorp, Inc.
The Peoples Building, Loan and Savings Company
11 S. Broadway
Lebanon, Ohio 45036

Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of the conversion of The Peoples Building, Loan and Savings Company (the "Bank"), an Ohio-chartered mutual deposit savings association, from mutual to stock form (the "Conversion") as well as the Merger and the Bank Merger (as hereinafter defined and sometimes collectively referred to as the "Mergers") following the Conversion. In the Conversion, all of the Bank's to-be-issued capital stock will be acquired by Peoples Community Bancorp, Inc. (the "Company"), a newly organized Delaware-chartered corporation. For the reasons set forth below, and based on your representations as to certain factual matters contained in a letter dated February 9, 2000 ("Representation Letter"), it is our opinion that the proposed Conversion and the Mergers will qualify as reorganizations within the meaning of Sections 368(a)(1)(F) and 368(a)(1)(A), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"). Our opinion also addresses other income tax consequences which follow from this conclusion.

         This Opinion Letter, including the opinions contained herein, is governed by, and should be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the American Bar Association Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and herein, and this Opinion Letter should be read in conjunction with the Accord. Our opinions herein are limited to the Code and the regulations promulgated thereunder (the "Subject Laws"). We express no opinion as to other federal laws and regulations or as to laws and regulations of other jurisdictions or as to factual or legal matters other than as set forth herein.

         We have reviewed the Company's Registration Statement on Form S-1 ("Form S-1") relating to the proposed issuance of up to 2,715,713 shares of common stock, par value $0.01 per share

Boards of Directors
Peoples Community Bancorp, Inc.
The Peoples Building, Loan and Savings Company
February 9, 2000
Page 2

("Common Stock"), subject to adjustment by the Company in connection with the Conversion and the Merger, the Prospectus contained therein, the Certificate of Incorporation and Bylaws of the Company, the existing mutual and proposed Stock Charter of the Bank, the Plan of Conversion of the Bank (the "Plan of Conversion"), the Bank's Application for Conversion, the Agreement and Plan of Merger (the "Merger Agreement") between the Bank and Harvest Home Financial Corporation., an Ohio corporation ("HHFC"), and such other corporate records and documents as we have deemed relevant and necessary for the purposes of this opinion. In our examination of documents, we have assumed the authenticity of those documents submitted to us as certified, conformed or reproduced copies. As to matters of fact which are material to this opinion, we have relied upon the accuracy of the factual matters set forth in the Company's Form S-1 and the Bank's Plan of Conversion.

                                      FACTS

         The Bank is an Ohio-chartered mutual deposit savings association which conducts business from its main office located in Lebanon, Ohio and one branch in Blanchester, Ohio. At September 30, 1999, the Bank had total assets of $90.3 million, total deposits of $77.7 million and equity of $11.8 million. The Bank is subject to Ohio laws and regulations governing savings and loan associations or savings banks and to the jurisdiction of the Superintendent of the Division of Financial Institutions of the State of Ohio. Additionally, the Bank is subject to regulation by the Office of Thrift Supervision ("OTS") as its primary federal regulator. The Bank is a member of the Savings Association Insurance Fund ("SAIF"). The Bank is also subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System and is a member of the Federal Home Loan Bank ("FHLB") of Cincinnati, which is one of the 12 regional banks comprising the FHLB System.

         As a mutual deposit savings association, the Bank has no capital stock. Each depositor has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based on the balance in his or her deposit account. This ownership interest is tied directly to the depositors' deposit accounts, and such depositors ordinarily cannot realize the value of their ownership, except in the unlikely event that the Bank were to be liquidated. In such event, the depositors would share pro rata in any residual net worth after other claims, including those of depositors for the amount of their deposits, are paid.

         The Company is a recently formed Delaware corporation which will acquire all of the to-be-outstanding capital stock of the Bank upon consummation of the Conversion and, thereby, become the parent holding company of the Bank. The Company shall purchase all of the capital stock of the Bank with a portion of the net proceeds from the Conversion.

Boards of Directors
Peoples Community Bancorp, Inc.
The Peoples Building, Loan and Savings Company
February 9, 2000
Page 3

         On September 30, 1999, the Board of Directors of the Bank unanimously adopted the Plan of Conversion. The purpose of the Conversion is to enable the Bank to issue and sell shares of its capital stock to the Company and thereby enhance the equity capital base of the Bank, which will support continuing savings growth of the Bank, possible acquisitions of other financial institutions and further enhance the Bank's capabilities to serve the borrowing and other financial needs of the communities it serves. The use of the holding company format will provide greater organizational flexibility and possible diversification. Pursuant to the Plan of Conversion, nontransferable rights to subscribe for shares of Common Stock have been granted, in order of priority, to
(i) depositors of the Bank or Oakley (as hereinafter defined) with account balances of $50.00 or more as of the close of business on June 30, 1998 ("Eligible Account Holders"), (ii) the Company's employee stock ownership plan ("ESOP"), (iii) depositors of the Bank or Oakley with account balances of $50.00 or more as of the close of business on December 31, 1999 ("Supplemental Eligible Account Holders"), (iv) depositors of the Bank or Oakley as of the close of business on a to-be established record date ("Other Members"), and (v) officers, directors and employees of the Bank and Oakley, subject to the limitations described therein (the "Subscription Offering"). In the event that there are any shares which are not sold in the Subscription Offering, the Company anticipates that it will offer any such remaining shares for sale in a community offering (the "Community Offering"). If necessary, any Conversion Shares (as hereinafter defined) not subscribed for in the Subscription Offering or purchased in the Community Offering will be offered to members of the general public on a best efforts basis by a selling group of broker-dealers managed in a syndicated community offering (the "Syndicated Community Offering").

         Also on September 30, 1999, the Bank entered into the Merger Agreement with HHFC, pursuant to which HHFC will be merged with and into the Company. Pursuant to the terms of the Merger Agreement, upon consummation of the merger of HHFC with and into the Company (the "Merger"), each share of HHFC common stock, no par value per share (the "HHFC Common Stock"), will be converted into the right to receive $9.00 in cash plus 0.9 shares of Company Common Stock for an aggregate value of approximately $18.00. It is anticipated that, based on the number of outstanding shares of HHFC Common Stock as of December 31, 1999, the Merger will result in an aggregate of 787,760 shares of Common Stock being issued in exchange for shares of HHFC Common Stock (the "Exchange Shares"). The Merger is expected to occur simultaneously with, or immediately after, the Conversion. Immediately following the Merger, the wholly owned financial institution subsidiary of HHFC, Harvest Home Savings Bank ("Harvest Home") will be merged with and into the Bank (the "Bank Merger").

         In addition, the Bank entered into an Agreement of Merger dated September 30, 1999 with The Oakley Improved Building and Loan Company ("Oakley") (the "Oakley Merger"). Pursuant

Boards of Directors
Peoples Community Bancorp, Inc.
The Peoples Building, Loan and Savings Company
February 9, 2000
Page 4

to the terms of the Agreement of Merger, Oakley will be merged with and into the Bank immediately prior to the Conversion with the Bank as the surviving institution.

         The Company has filed the Form S-1 to register its Common Stock under the Securities Act of 1933, as amended, pursuant to which it will offer for sale shares of its Common Stock. The Common Stock will be offered for sale in the Subscription Offering pursuant to subscription rights which will not be transferable and will be issued without payment therefor. The recipients will not be entitled to receive cash or other property in lieu of such rights. It is anticipated that any shares of Common Stock remaining unsold after the Subscription Offering will be sold through the Community Offering and, if necessary, the Syndicated Community Offering. All shares of Common Stock will be sold at a uniform price based upon an independent valuation. The Registration Statement registers both (i) the shares of Common Stock to be sold for cash pursuant to the Plan of Conversion to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and others in the Subscription Offering and the Community Offering and Syndicated Community Offering, if necessary (collectively, the "Conversion Shares"), and (ii) the Exchange Shares.

         The Conversion will be effected only upon completion of the sale of all shares of Common Stock of the Company to be issued pursuant to the Plan of Conversion. The Company has no plan or intention to dispose of any shares of the capital stock of the Bank, to cause the Bank to be merged with any other corporation (other than as provided in the Merger Agreement and Agreement of Merger), or to liquidate the Bank.

         The Conversion will not affect the business of the Bank. Mortgage and other loans of the Bank will remain unchanged and retain their same characteristics after the Conversion. There is no plan or intention for the Bank to sell or otherwise dispose of any of its assets following the Conversion, except for dispositions in the ordinary course of business.

         Each deposit account in the Bank at the time of the consummation of the Conversion shall become, without any action by the account holder, a deposit account in the converted Bank equivalent in withdrawable amount, and subject to the same terms and conditions (except as to voting and liquidation rights), as the deposit account in the Bank immediately prior to the Conversion. In addition, at the time of the Conversion, the Bank shall establish a liquidation account in an amount equal to the Bank's net worth as reflected in the final prospectus utilized in the Conversion. The liquidation account will be maintained for the benefit of all Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts in the Bank after the Conversion. Each such account holder will, with respect to each deposit account, have an inchoate interest in a portion of the liquidation account which is the account holder's subaccount balance. An account holder's subaccount balance in the liquidation account will be

Boards of Directors
Peoples Community Bancorp, Inc.
The Peoples Building, Loan and Savings Company
February 9, 2000
Page 5

determined at the time of the Conversion and can never increase thereafter. It will, however, be decreased to reflect subsequent withdrawals that reduce, as of annual closing dates, the amount in each depositor's account below the amount in the account as of June 30, 1998 or December 31, 1999, as the case may be. In the event of a complete liquidation of the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder will be entitled to receive a liquidation distribution in the amount of the balance of his or her subaccount in the liquidation account before any distribution may be made with respect to the capital stock of the Bank.

                                LAW AND ANALYSIS

         Section 368(a)(1)(F) of the Code provides that a mere change in the identity, form or place of organization of one corporation, however effected, is a reorganization. If a transaction qualifies as an "F"-type reorganization, it will generally be nontaxable to the corporation and its stockholders under related provisions of the Code.

         In Rev. Rul. 80-105, 1980-1 C.B. 78, the Internal Revenue Service considered the federal income tax consequences of the conversion of a federal mutual savings and loan association to a state stock savings and loan association. The ruling concluded that the conversion qualified as a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F). The rationale for this conclusion is not clearly expressed in the ruling, but two factors are stressed. First, the changes at the corporate level other than the place of organization and form of organization were regarded as insubstantial. The converted association continued its business in the same manner; it had the same savings accounts and loans. The converted association continued its membership in the Federal Savings and Loan Insurance Corporation (replaced subsequently by the SAIF) and remained subject to the regulations of the Federal Home Loan Bank Board, which was replaced subsequently by the OTS. Second, the ruling states that the ownership rights of the depositors in the mutual company are "more nominal than real." Although the ruling does not explain the significance of this statement, subsequent administrative interpretations have indicated that the Internal Revenue Service believes these nominal rights are preserved in the liquidation account that is typically established for the depositors' benefit. This approach enables the Internal Revenue Service to distinguish the tax treatment of conversion transactions from the tax treatment of acquisitive transactions in which mutual companies acquire stock companies. SEE PAULSEN V. COM'R, 469 U.S. 131 (1985); Rev. Rul. 69-6 1969-1 C.B. 104.

         The Internal Revenue Service has extended the holding of Rev. Rul. 80-105 to transactions similar to the Conversion contemplated by the Bank and the Company, in which a conversion from mutual to stock form occurs simultaneously with the creation of a holding company. SEE e.g. private

Boards of Directors
Peoples Community Bancorp, Inc.
The Peoples Building, Loan and Savings Company
February 9, 2000
Page 6

letter rulings numbered 9140014 and 9144031. While these rulings have no precedential value, they do indicate the current views of the Internal Revenue Service on the issues presented. HANOVER BANK V. U.S., 369 U.S. 672, 686 (1962).

         In our opinion and based on your Representation Letter, the conversion of the Bank from a state-chartered mutual deposit savings association to a federally chartered stock savings bank will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code because the transaction represents a mere change in the form of organization of a single corporation. Rev. Rul. 96-29 1996-1 C.B. 50. There will be no change in the Bank's business or operations, nor in its loans and deposits, all of which will become loans and deposits of the converted savings bank. The only significant difference between the assets of the Bank before and after the Conversion will be the infusion of new capital. An infusion of capital occurs in all conversion transactions; however, and this had no effect upon the Internal Revenue Service's analysis in Rev. Rul. 80-105. The ownership rights of the depositors of the mutual deposit savings association, which have nominal value, will be preserved through their interests in the liquidation account in the converted savings bank. This account will be substantially the same as the liquidation account described in Rev. Rul. 80-105.

         Because the Bank's change in form from mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Code, and neither the Bank nor the Company will recognize any gain or loss as a result of the Conversion pursuant to Section 361 of the Code and Rev. Rul. 80-105, it is also our opinion that (1) no gain or loss will be recognized by the Company upon its receipt of money in exchange for shares of Common Stock issued pursuant to the Plan of Conversion; (2) no gain or loss will be recognized by the Bank or the Company upon the purchase of the Bank's capital stock by the Company; (3) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Bank in its mutual form; (4) the tax basis of the depositors' deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (5) the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; and (5) the tax basis to the stockholders of the Conversion Shares purchased in the Conversion will be the amount paid therefor, and the holding period for such shares will begin on the date of the exercise of the subscription right and on the day after the date of purchase if purchased in the Community Offering.

         It is further our opinion that the Eligible Account Holders and Supplemental Eligible Account Holders will recognize gain, if any, upon the issuance to them of withdrawable savings accounts in the Bank following the Conversion, interests in the liquidation account and non-

Boards of Directors
Peoples Community Bancorp, Inc.
The Peoples Building, Loan and Savings Company
February 9, 2000
Page 7

transferable subscription rights to purchase Company Common Stock in exchange for their savings accounts and proprietary interests in the Bank, but only to the extent of the value, if any, of the subscription rights.

         Section 368(a)(1)(A) of the Code defines the term "reorganization" to include a "statutory merger or consolidation" of corporations such as the Merger and the Bank Merger. Section 1.368- 2(b)(1) of the Treasury Regulations provides that, in order to qualify as a reorganization under Section 368(a)(1)(A), a transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a state. The Merger Agreement provides that the Merger and the Bank Merger will be accomplished in accordance with applicable federal and state law.

         Treasury Regulations and case law require that, in addition to the existence of statutory authority for a merger, certain other conditions must be satisfied in order to qualify a proposed transaction as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The "business purpose test," which requires a proposed merger to have a bona fide business purpose, must be satisfied. SEE 26 C.F.R. Section 1.368-1(c). We believe that the Merger and Bank Merger satisfy the business purpose test for the reasons set forth in the Merger Agreement and the Representation Letter attached hereto. The "continuity of business enterprise test" requires an acquiring corporation either to continue an acquired corporation's historic business or use a significant portion of its historic assets in a business. SEE 26 C.F.R. Section 1.368-1(d). We believe that the continuity of business enterprise test will be satisfied because the business conducted by HHFC and Harvest Home will continue to be conducted by the Company and the Bank, respectively, following the transactions.

         Section 361 of the Code provides that no gain or loss shall be recognized to a corporation which is a party to a reorganization on any transfer of property pursuant to a plan of reorganization such as the Merger Agreement.
Section 1032 of the Code states that no gain or loss shall be recognized to a corporation on the receipt of property in exchange for common stock. Although no stock will actually be issued by the Bank in the Bank Merger, Bank stock may be deemed to have been issued to the Company. As a result, the Company may realize a deferred tax liability which may be recognized in the event the Company is ever liquidated, merged or acquired.

         In our opinion and based on your Representation Letter and HHFC's representation letter dated February 9, 2000 ("HHFC's Representation Letter") , the Merger and the Bank Merger will be treated as reorganizations within the meaning of Section 368 of the Code. Because the Mergers will constitute reorganizations under Section 368(a)(1)(A) of the Code, it is also our opinion that for federal income tax purposes, no gain or loss will be recognized by (x) the Company or HHFC as a result of the Merger or (y) the Bank or Harvest Home as a result of the Bank Merger.

Boards of Directors
Peoples Community Bancorp, Inc.
The Peoples Building, Loan and Savings Company
February 9, 2000
Page 8

         The opinions expressed above are limited to the income tax consequences of the Conversion under the Subject Laws. Further, our opinions are based on research of the Code, applicable Treasury Regulations, current published administrative decisions of the Internal Revenue Service, existing judicial decisions as of the date hereof, your Representation Letter and HHFC's Representation Letter. No assurance can be given that legislative, administrative or judicial decisions or interpretations may not be forthcoming that will significantly change the opinions set forth herein. We express no opinions other than those stated immediately above as our opinions. We hereby consent to the filing of this opinion as an exhibit to the Form S-1 and the Application for Conversion.

                                           Very truly yours,

                                           ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

                                           By:      /s/ Kevin M. Houlihan
                                                    ----------------------------
                                                    Kevin M. Houlihan, a Partner